Exhibit 24.a



                          CONSENT OF INDEPENDENT AUDITORS





The Board of Directors
LADD Furniture, Inc.:

We consent to incorporation by reference in the registration statement filed on January 10, 1997 on Form S-8 of LADD Furniture, Inc. in connection with the
LADD Furniture, Inc. Retirement Savings Plan for Hourly Employees of our report dated February 16, 1996, except for paragraph 4 of note 2 which is as of February 26, 1996, relating to the consolidated balance sheets of LADD Furniture, Inc. and subsidiaries as of December 31, 1994 and December 30, 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 30, 1995, and related schedule, which report appears in the December 30, 1995 annual report on Form 10-K of LADD Furniture, Inc. contained in the appendix to the Proxy Statement for the 1996 Annual Shareholders Meeting.

                                            KPMG Peat Marwick LLP




Greensboro, North Carolina
January 9, 1997



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